Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS FOR
FISCAL YEAR 2010

PLYMOUTH, Michigan, August 25, 2010 – Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $16.0 million and net income of $553,000, or $0.06 per diluted share, for the fourth quarter of fiscal year 2010 ended June 30, 2010.  This compares with net sales of $9.2 million and a net loss of $1.9 million, or $0.21 per diluted share, for the fourth quarter ended June 30, 2009.

For the fiscal year ended June 30, 2010, the Company had net sales of $52.1 million, and a net loss of $805,000, or $0.09 per diluted share.  This compares to net sales of $61.5 million, and a net loss of $3.5 million or $0.40 per diluted share, in fiscal year 2009.

“Our sales, bookings, and backlog in the fourth quarter of this year were all improved over the fourth quarter of fiscal year 2009 yielding net income of $553,000 for the fourth quarter and backlog of $20.0 million at June 30, 2010,” said Jack Lowry, Perceptron’s Chief Financial Officer.

Segment information on sales, bookings and backlog for the fourth quarter and fiscal year is provided in the tables below:

Sales By Segment	Fourth Quarter Ending June 30			Fiscal Year Ending June 30
(all numbers in millions)	Fiscal 2010	Fiscal 2009	Change	Fiscal 2010	Fiscal 2009	Change
Industrial Bus. Unit	$12.0	$6.2	$5.8	$40.2	$38.3	$1.9
Commercial Bus. Unit	4.0	3.0	1.0	11.9	23.2	(11.3)
Total Sales	$16.0	$9.2	$6.8	$52.1	$61.5	$(9.4)

Net sales in the fourth quarter increased by approximately $6.8 million, or 73.9%, compared to the same quarter last year.  The sales increase occurred in all three of the Company’s geographic regions and in both business segments.  The increase in Industrial Business Unit (IBU) sales occurred in North America and Asia, with China primarily providing the growth in Asia.

European sales increased in euros but were flat with last year in U.S. dollars due to a lower foreign exchange rate in the fourth quarter of this year compared to last year.  Commercial Products Business Unit (CBU) sales increased 33% over the same quarter last year and included new sales of the Roscope® 1000 for one of our new partners, Rothenberger and a new wireless product, the BK5500W for Snap-on.

For the full fiscal year, overall net sales decreased by $9.4 million, or 15.3%. IBU sales increased $1.9 million, or 5.0%, overall, with Asian sales up $2.2 million or 64.7% over fiscal 2009, and European sales up $1.0 million, or 5.2% over the prior year.  IBU sales in the Americas declined by $1.3 million, or 8.3%.  Although the euro fluctuated considerably in each quarter of fiscal 2010 compared to the corresponding quarter of fiscal 2009, for the full year the slightly stronger euro only had a minor impact on full year sales.

CBU sales decreased by $11.3 million, or 48.7%, with the decline occurring almost evenly between sales to CBU’s two customers.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

August 25, 2010

Bookings By Segment	Fourth quarter Ending June 30			Fiscal year Ending June 30
(all numbers in millions)	Fiscal 2010	Fiscal 2009	Change	Fiscal 2010	Fiscal 2009	Change
Industrial Bus. Unit	$12.0	$7.2	$4.8	$41.5	$35.2	$6.3
Commercial Bus. Unit	3.5	4.6	(1.1)	13.2	18.3	(5.1)
Total Bookings	$15.5	$11.8	$3.7	$54.7	$53.5	$1.2

Note: the level of new order bookings fluctuates from quarter to quarter and is not necessarily indicative of the Company’s future operating performance.

On an overall basis, bookings in the fourth quarter of fiscal year 2010 increased over third quarter 2010 bookings by approximately $900,000, or 6.2%, and increased by $3.7 million, or 31.4%, over bookings in the fourth quarter of fiscal 2009.  The increase over both periods was entirely attributable to IBU’s growth in the Americas and Asia. Europe’s fourth quarter fiscal year 2010 bookings were higher than in the fourth quarter of fiscal year 2009 in euros, but were slightly lower in dollars due to foreign currency exchange.  The decline in CBU’s bookings was due primarily to the end of new orders from a former customer and the timing of new products being developed for our new customers.

Bookings for the fiscal year ended June 30, 2010 increased by $1.2 million, or 2.2%, compared to fiscal year 2009.  Bookings in fiscal year 2009 started at a high level and generally declined as the year progressed, while fiscal year 2010 bookings started at a low level and increased as the year progressed.  In IBU, bookings increased from $2.1 million to $8.2 million in Asia and from $11.3 million to $16.0 million in the Americas. European bookings declined from $21.8 million in fiscal year 2009 to $17.3 million in fiscal 2010.  Bookings in the first quarter of fiscal 2009 were particularly strong in Europe and were aided by a strong foreign exchange rate at that time.  The CBU bookings decrease in fiscal 2010 was primarily due to continued slowness in the global economy and high unemployment in the U.S. which affected both of CBU’s customers.

Backlog By Segment	Fourth quarter Ending June 30
(all numbers in millions)	Fiscal 2010	Fiscal 2009	Change

Industrial Bus. Unit	$16.8	$15.4	$1.4
Commercial Bus. Unit	3.2	2.0	1.2
Total Backlog	$20.0	$17.4	$2.6

Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

The Company’s backlog at June 30, 2010 increased to $20.0 million from $17.4 million at June 30, 2009, an increase of 14.9%.  The increase in IBU’s backlog occurred in Asia and the Americas and was partially offset by a decline in Europe.  The decline in Europe was partially due to the lower exchange rate between the dollar and the euro at June 30, 2010 compared to June 30, 2009.  The European backlog at June 30, 2010 would have been $1.2 million higher if the Euro exchange rate had been at the same rate as June 30, 2009.  CBU’s backlog at June 30, 2010 increased over the backlog at June 30, 2009 primarily because of new orders from two of our new customers.

Gross margin for the fourth quarter of fiscal year 2010 was $5.0 million, or 31.4%, compared to $1.8 million, or 19.7%, in the fourth quarter last year.  The increase in the gross margin percentage in the current quarter compared to last year was primarily the result of the higher sales level in fiscal 2010.  The margin was reduced in the fourth quarter this year, however, by a $300,000 inventory reserve, project costs incurred versus when revenue could be recognized on some China and European projects, and an accrual of approximately $190,000 due to a change in compensating for overtime in our European operations.  The Company expects normal gross margins on the China and European projects when all costs and revenue have been fully recognized during fiscal year 2011. In addition, CBU’s gross margin was negatively impacted by lower margin sales of existing inventory to its former customer.  The decline in the value of the euro relative to the U.S. dollar in the fourth quarter this year compared to the fourth quarter of fiscal 2009, reduced gross margin by approximately $200,000.

August 25, 2010

Gross margin for the fiscal year ended June 30, 2010 was $18.8 million, or 36.1% of revenue, compared to $20.9 million, or 34% of revenue, last year.  The $2.1 million gross profit decrease was primarily due to the $9.4 million sales decline in fiscal year 2010 compared to fiscal 2009.  The slightly stronger euro for the full year, compared to fiscal year 2009, increased gross margin for the year by approximately $150,000.

SG&A expenses were $3.7 million in the quarter ended June 30, 2010, compared to $3.6 million in the fourth quarter of fiscal 2009.  Favorable variances in North American SG&A costs were offset by the expensing of approximately $180,000 of CBU tooling cost related to a former customer’s products that are no longer being manufactured, higher expenses in Europe for employee related costs, and a bad debt expense credit in the fourth quarter of fiscal year 2009.

SG&A expenses were $14.9 million for the fiscal year ended June 30, 2010, compared to $16.7 million in fiscal year 2009.  The $1.8 million cost reduction (-10.8%) was primarily due to lower salary, benefits, bad debt and depreciation expenses in North America and Europe.  The lower employee related costs in both North America and Europe primarily resulted from the cost reduction actions the Company took in January 2009.

Engineering and R&D expenses were $2.3 million in the quarter ended June 30, 2010, compared to $1.8 million in the fourth quarter a year ago.  The $500,000 increase was primarily due to the higher use of outside contractors as part of the Company’s previously announced decision to accelerate its product development plans, increased labor costs on R&D efforts, and higher engineering materials costs.

Engineering and R&D expenses were $7.3 million for the fiscal year ended June 30, 2010 compared to $8.0 million in fiscal year 2009.  The approximately $700,000 decrease was primarily due to lower salary and benefits costs that were partially offset by increases in contract services and engineering materials costs.

Net interest income for the fourth quarter and the full year were lower in fiscal 2010 than in 2009 primarily due to lower interest rates on a lower cash balance.

In the fourth quarter the Company recorded a $1.1 million tax benefit related to tax credits and the favorable recognition of an uncertain tax position recorded in fiscal year 2006.

The Company maintained its solid financial condition at June 30, 2010.  Cash and short-term investments were $20.1 million, compared to $23.9 million one year ago.  The net accounts receivable balance increased by $7.1 million due to significantly higher sales in the fourth quarter of fiscal 2010 compared to the fourth quarter of fiscal 2009.  Inventory was reduced by approximately $3.5 million with the majority of the reduction occurring from management of IBU inventory.  There was no change in the valuation of the Company’s preferred securities holdings during the fiscal year.  The Company continues to have no debt and shareholders’ equity at June 30, 2010 was $53.5 million, or $5.97 per basic share.

Harry Rittenour, Perceptron’s President and Chief Executive Officer, said, "In fiscal 2010 our actions to improve our cost structure and lower our breakeven point were successful.  Although revenues fell by $9.4 million from fiscal 2009 to fiscal 2010, we were able to reduce our operating loss by approximately $350,000 even after excluding the $1.1 million restructuring charge we recorded in fiscal 2009.  Our revenue has increased for four consecutive quarters and our bookings in the fourth quarter were the highest since the first quarter of fiscal year 2009.  Our backlog was $20.0 million at June 30, 2010 and is the second consecutive quarter we have been at or above $20 million.  While fourth quarter sales increased by 18.5% over third quarter, we experienced higher costs in the fourth quarter of fiscal 2010 that impacted our gross margin.  During 2011, we do not anticipate a reoccurrence of a write-off of CBU tooling costs, and we expect overtime accruals or any inventory obsolescence reserves to be at lower levels.

August 25, 2010

“In IBU, we are continuing our accelerated R&D efforts on new products and anticipate being able to make an announcement on a new product by the end of this calendar year.  During the fourth quarter we utilized outside contractors to supplement our engineering team.  This approach raised our cost in engineering, but was carefully planned, and is expected to ramp-down beginning in the third quarter of this fiscal year.

“In CBU, we began shipping the new Roscope® 1000 product for Rothenberger at the end of June.  The Roscope® 1000 is aimed at the plumbing market and our initial shipments have been to Europe.  There was no significant impact on our fourth quarter sales from the Roscope® 1000 and production is still in the initial ramp-up stage at our Michigan-based contract manufacturer.  We also began shipping the new BK5500W to Snap-on in late June.  It is a new wireless video inspection system that adds functionality to the BK5500 product line. It provides greater flexibility and maneuverability for mechanics and technicians by allowing them to perform their work up to 30 feet from the hand-held unit.  It also has a larger viewing screen than the BK5500.  It received an excellent reception at the Snap-on franchisee show last week where it was launched.”

Mr. Rittenour concluded, “We expect higher sales for the full year of fiscal 2011 than we had in fiscal 2010.  First quarter sales in fiscal 2011 are expected to be lower, however, than sales in the fourth quarter of fiscal 2010 due to an expected decline in North America and Asian IBU sales caused by the timing of customer projects.  CBU sales are expected to be lower in the first quarter of fiscal 2011 but increase in the following quarters as development is completed and new products go into production for our new and existing customers.”

Perceptron, Inc. will hold a conference call/webcast chaired by Harry Rittenour, President & CEO, on Thursday August 26, 2010 at 10:00 a.m. (EDT).  Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=71872
Conference Call	888 523-1245 (domestic callers) or
719 325-2269(international callers)

Conference ID	2434396

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM on Thursday, August 26, 2010.

Rebroadcast	888 203-1112 (domestic callers) or
719 457-0820 (international callers)
Conference ID 2434396

A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications.  The Company’s Industrial Business Unit (IBU) products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications.  Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs.  IBU also offers Value Added Services such as training and customer support services.  Perceptron’s Commercial Products Business Unit (CBU) develops and manufactures a variety of handheld visual inspection devices and add-on accessories that are sold to and marketed through strategic partners to professional trades-people.  Headquartered in Plymouth, Michigan, Perceptron has approximately 230 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India. For more information, please visit www.perceptron.com.

August 25, 2010

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2011 and future new order bookings, revenue, expenses, net income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products.  When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2009.  Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.  The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions.  These projections are subject to change based upon a wide variety of factors, a number of which are discussed above.  Certain of these new orders have been delayed in the past and could be delayed in the future.  Because the Company's Industrial Business Unit segment products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line.  In addition, because the Company's Industrial Business Unit segment products have shorter lead times than other components and are required later in the process, orders for the Company's Industrial Business Unit segment products tend to be issued later in the integration process.  The Company’s Commercial Business Unit segment products are subject to the timing of firm orders from its customers, which may change on a monthly basis.  In addition, because the Company’s Commercial Business Unit segment products require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers.  Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros.  Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries.  Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

– Financial Tables Follow –

# # #

August 25, 2010

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Operating Statements	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net Sales	$16,033	$9,225	$52,141	$61,536
Cost of Sales	10,996	7,406	33,374	40,628
Gross Profit	5,037	1,819	18,767	20,908
Selling, General and Administrative Expense	3,681	3,625	14,902	16,684
Engineering, Research and Development Expense	2,259	1,822	7,304	8,012
Restructuring Charge	-	25	-	1,057
Operating Loss	(903)	(3,653)	(3,439)	(4,845)
Interest Income, net	52	132	228	709
Impairment on Long-Term Investment	-	-	-	(1,494)
Foreign Currency and Other Income (Loss)	53	28	214	70
Loss Before Income Taxes	(798)	(3,493)	(2,997)	(5,560)
Income Tax Benefit	1,351	1,625	2,192	2,035
Net Income (Loss)	$553	$(1,868)	$(805)	$(3,525)

Income (Loss) Per Share
Basic	$0.06	$(0.21)	$(0.09)	$(0.40)
Diluted	$0.06	$(0.21)	$(0.09)	$(0.40)

Weighted Average Common Shares Outstanding
Basic	8,954	8,871	8,923	8,860
Diluted	9,073	8,871	8,923	8,860

Condensed Balance Sheets	June 30,	June 30,
	2010	2009
Cash and Cash Equivalents	$9,789	$22,654
Short-term Investments	10,278	1,241
Receivables, net	16,739	9,628
Inventories, net	6,551	10,005
Other Current Assets	4,165	5,199
Total Current Assets	47,522	48,727

Property and Equipment, net	5,931	6,537
Long-term Investments	2,192	2,192
Deferred Tax Asset	9,008	7,903
Total Non-Current Assets	17,131	16,632

Total Assets	$64,653	$65,359

Current Liabilities	$11,177	$8,894
Long-term Liabilities	-	765
Shareholders' Equity	53,476	55,700
Total Liabilities and Shareholders' Equity	$64,653	$65,359